Exhibit 11.1

Application for Extension of Term

for EL14/2009 (3 years)

2012

Submitted in fulfilment of the requirements under the Mineral Resources Development Act 1995 s.25

(Form E2 Mineral Resources Tasmania)

Hobart, Australia

May 2012

Seismic Cross Section - Central Highlands and Longford Sub-Basin

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

PREFACE

This submission has been prepared in accordance with the Mineral Resources Development Act 1995 s.25 (“the Act”) and as outlined in the prerequisite Mineral Resources Tasmania Form E2 (January 2012 update – Appendix 1).

To the best of Great South Land Minerals Limited (GSLM) knowledge the submission and appendices presented herein represents the summary of the commercial position and intentions at the time of compilation.  However, the passage of time, manifestation of latent conditions or impacts of future events may result in slight anomalies and differentiation of that described from that which has been summarised within this submission.  In preparing this submission, GSLM has relied upon existing data, surveys, analysis, designs, plans and other information provided by past reports, third parties, and other individuals and organisations as referenced herein.  Except as otherwise stated, GSLM has not verified the accuracy or completeness of such data, surveys, analysis, designs, plans and other information.

No responsibility is accepted for use of any part of this submission in any other context or for any other purpose by third parties.

Great South Land Minerals Limited

Level 3, 65 Murray Street,

Hobart Tasmania 7001 Australia

ACN: 068 650 386   ABN: 54 068 650 386

Telephone:

(61 3) 6231 3529

Facsimile:

(61 3) 6234 9075

Email: admin@gslm.com.au

Website: www.gslm.com.au  or www.empireenergy.com

Date of Issue: 16 May 2012

May 2012

Great South Land Minerals Ltd

i

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

EXECUTIVE SUMMARY

Empire Energy Corporation International (Empire), through its wholly owned subsidiary Great South Land Minerals Limited (GSLM), has completed significant exploration works, over the last 12 years, within former Special Exploration Licence (SEL) 13/98 and current Exploration Licence EL14/2009 resulting in the discovery of at least twelve previously unknown, significant, potential petroleum structures and proving the existence of three petroleum systems within the Tasmania Basin.

Empire and GSLM have expended in excess of AU$50 million of capital investment in Tasmania, meeting all the licence conditions set by Mineral Resources Tasmania (MRT) for SEL13/98 and a further AU$8 million over EL14/2009. GSLM has obtained a valuation of the resource identified by the exploration and evaluation work performed over the past twelve years.

RPS Energy Ltd (RPS), one of the world’s leading independent experts on oil and gas resource/reserve evaluations, prepared a Competent Persons Report indicating that the undiscovered prospective oil and gas resource contained within the structures identified by our geophysical and seismic work was 668 million barrels. After extensive due diligence WHK Denison (WHK), a major Australian accounting firm, gave Empire an undiscovered prospective resources valuation of US$3.3 billion based on US$5 per barrel.

Empire and GSLM have proven through Global Exploration Services assessments the validity of the RPS report and WHK valuations regarding the existence of commercial quantities of onshore oil and gas within Tasmania.  RPS’s undiscovered prospective resource of 668 million barrels, calculated by using “probabilistic” methods, which if verified and produced at today’s price of US$109 per barrel, could represent potential revenue of US$72 billion contained within the structures discovered by GSLM’s 1,149 line kilometres of seismic work based on gravity, magnetic and stratigraphic wells.

GSLM and its predecessor companies were established as a result of a vision that founder and current CEO, Malcolm Bendall, received from God in 1977. In this vision, Mr Bendall saw large structures on onshore Tasmania. It has now been 35 years since this vision and this report details the exploration and expenditure carried out by GSLM and its predecessor companies for onshore oil and gas in Tasmania. Over 35 years of exploration research and an investment of over AU$64 million has found that oil and gas does exist in the Tasmania Basin.

On 30 September 2009, GSLM submitted an Exploration Licence (EL) application for a 5 year term over all (12) independently prospective structures which included over a 50% reduction over its previous SEL13/98 area from 15,035 km2 to 7,513 km2. However, on the 17 May 2010, The Minister for Energy and Resources granted Exploration (EL) 14/2009 over only 3,108 km2 for an initial two-year term. This area covered only two of GSLM’s twelve prospective structures. On the 30 July 2010, an application for ‘Variation of Area’ application was submitted to the Minister for Energy and Resources. On 24 December 2010, GSLM received a decision by the Minister not to vary EL14/2009 to cover the remaining 10 prospective structures, independently, valued at approximately US$1.1 billion at $5 per barrel (or potentially $22 billion at today’s prices). GSLM has appealed the Minister’s decision which is before the Mining Tribunal of Tasmania.

As at 1 June 2011, GSLM has received notification from the Director of Mines (DOM) that GSLM’s application over the US$1.1 billion of assets, applied for part of the Exploration Release Area (ERA) 791 process during March 2011, was unsuccessful. GSLM has been notified that Terra Tasmania Resources Pty Ltd has been given priority for the application EL30/2011.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

During March 2012, as part of Empire and GSLM’s ongoing technical and exploration evaluation review work, Global Exploration Services (United Kingdom) was commissioned to produce an independent professional opinion of the Geological Risk Assessment and Volumetrics reassessment of the present potential oil bearing assets of EL14/2009 in Tasmania. This comprehensive review reconsidered the riskings of the original 2008 Independent Competent Person (RPS Energy) report findings, including further detailed seismic analysis work and consideration of valid empirical and geological evidence omitted from the original report. This included the identification of potential Ordovician Larapintine reefs. As a result, the prospective resource estimates for the Permian-Triassic exploration play (Gondwana petroleum system) at the Bellevue and Thunderbolt prospects is now included in the re-evaluation, which has derived a total  potential  Mean Prospective Resources for oil from both the Gondwana and Larapintine petroleum systems at Bellevue of 349 MMB, and Thunderbolt of 151 MMB respectively. The assessment yields realistic prospect probabilities, with the chance of success revised for the Bellevue Gondwana Prospect at 24% and for the Bellevue Larapintine prospect increasing from 2% to 22%. Overall this demonstrates that the Bellevue #1 well has a reasonable chance of success.  The Thunderbolt Gondwana prospect was reassessed deriving a chance of success at 22% and the Thunderbolt Larapintine prospect at 18% therefore also giving the Thunderbolt target a reasonable chance of success.

GSLM has experienced a number of unforseen events causing delays in undertaking further drilling activities and exploration since the end of term Special Exploration Licence (SEL) 13/98 on September 30, 2008. The main external factor was gaining access to the Bellevue #1 site. The new Land Owner Agreement (which forms part of this new Permit) took significant time to be negotiated and established. A change of ownership of the land occurred around the time of the granting of the new licence. GSLM’s negotiation with the new land owners for a signed land agreement was completed in late December 2011. Given Tasmania’s diverse stakeholder interests, GSLM chose not to pursue access to the land through Mining Tribunal which would have delayed actions by a further 12 months. GSLM acted responsibly acknowledging its stakeholders social and environmental interests as it agreed to negotiate directly with land owner on their timing of implementation, access and terms. Other events causing delays are contained in the body of this report.

GSLM has prepared drilling operations plans and are co-ordinating details for the final logistics associated with the proposed drilling operations to resume at Bellevue #1 site which are now planned to commence late May to early June 2012; and operations will now be subject to extension of term of the exploration licence. The company has requested Hunt Energy Australia (Pty Ltd) (Hunt) to mobilise its MAC 650hp Rig to enable drilling to depth of up to 3,000m.

During February 2012, GSLM confirmed and booked Terrex Seismic to mobilise survey trucks which are now on Mainland, Australia. Terrex has agreed to re-mobilise to Tasmania for the 2D seismic survey now planned to resume June 2012.

The content and Appendices contained within GSLM’s 2012 Annual Report for EL14/2009 form part of this ‘Application for Extension of Term’ and can be found as Appendix 13 to this report.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

TABLE OF CONTENTS
PREFACE		i
EXECUTIVE SUMMARY		ii
TABLE OF CONTENTS		v
1	APPLICATION FOR EXTENSION OF TERM OF AN EXPLORATION LICENCE	1
1.1	Question 1: Exploration licence details and area	1
1.2	Question 2: Is whole area requested for extension term?	1
1.3	Question 3: Area requested for extension term (km2)	1
1.4	Question 4: Company name(s) of applicant & percentage interest	1
1.5	Question 5: Signature on application	1
1.6	Question 6: Expenditure	1
1.6.1	Itemised Expenditure Summary 2010-2012 for EL14/2009	1
1.6.2	Expenditure Summary 1984 to 2012	2
1.7	Question 7: Summary of exploration completed	2
1.7.1	Background	3
1.7.2	Economic Evaluations	5
1.7.3	Issuance of EL14/2009	6
1.7.4	Summary of Work Completed	8
1.7.5	Preparation of Permitting for Bellevue and Thunderbolt	9
1.7.6	Drilling and Seismic	11
1.7.7	Operational matters and why an extension is being sought	13
1.8	Question 8: Proposed Exploration program	15
1.8.1	Exploration Aims/Philosophy	15
1.8.2	Exploration Program	16
1.8.3	Proposed Exploration Drilling Program- years 3-5	16
1.8.4	Proposed exploration seismic program – years 3-5	17
1.8.5	Proposed expenditure - years 3-5	18
1.9	Question 9: Rehabilitation	18
1.10	Conclusion	18
2	REFERENCES	21
3	APPENDICES	21

FIGURES

Figure 1: EL14/2009 as applied for by GSLM on 30 September 2009 for approximately 7,513km2.		10
Figure 2: Primary Targets Block SEL13/98 (RPS Energy, 2008).		11
Figure 3: Dome structures interpreted from seismic data contained with the original EL14/2009 application.		12
Figure 4: Exploration Licence 14/2009 as granted on 17 May 2010.		14

TABLES

Table 1: Itemised Expenditure on EL14/2009, per line item, per quarter between 17 May 2010 to 16 May 2012		1
Table 2: Summary of Expenditure 1984 to 2012.		2
Table 3: GSLM Prospective Resources. Source: RPS Energy (2008). Chance of Success (COS): Chance or probability of discovering hydrocarbons in sufficient quantity for them to be tested to the surface		6

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

APPENDICES

Appendix 1: Mineral Resources Tasmania E2 Form

Appendix 2: EL14/2009 June 2010 Quarterly Report

Appendix 3: EL14/2009 September 2010 Quarterly Report

Appendix 4: EL14/2009 December 2010 Quarterly Report

Appendix 5: EL14/2009 March 2011 Quarterly Report

Appendix 6: EL14/2009 June 2011 Quarterly Report

Appendix 7: EL14/2009 September 2011 Quarterly Report

Appendix 8: EL14/2009 December 2011 Quarterly Report

Appendix 9: EL14/2009 March 2012 Quarterly Report

Appendix 10: EL14/2009 April to 16 May 2012 Report

Appendix 11: EL14/2009 2011 Annual Report, May 2011 (excludes appendices)

Appendix 12: Exploration Program contained within original application – 7,513km2

Appendix 13: EL14/2009 2012 Annual Report, May 2012 (including appendices)

May 2012

Great South Land Minerals Ltd

v

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

1

APPLICATION FOR EXTENSION OF TERM OF AN EXPLORATION LICENCE

1.1

QUESTION 1: EXPLORATION LICENCE DETAILS AND AREA

•

Exploration Licence Number: EL 14/2009

•

Area of EL14/2009: 3,108 km2

1.2

QUESTION 2: IS WHOLE AREA REQUESTED FOR EXTENSION TERM?

•

Yes

1.3

QUESTION 3: AREA REQUESTED FOR EXTENSION TERM (KM2)

•

3,108 km2 for a further three (3) year tenure.

1.4

QUESTION 4: COMPANY NAME(S) OF APPLICANT & PERCENTAGE INTEREST

•

Great South Land Minerals Limited (100%) – ACN:068 650 386

1.5

QUESTION 5: SIGNATURE ON APPLICATION

•

Refer to Form E2

1.6

QUESTION 6: EXPENDITURE

•

Prior to current year

$4,364,331

•

During current year

$3,690,536

•

During life of Exploration Licence (year 1 and 2)

$8,054,867

•

Proposed for next year (year 3)

$3,765,000

•

Proposed for year 4

$5,275,000

•

Proposed for year 5

$7,525,000

1.6.1

Itemised Expenditure Summary 2010-2012 for EL14/2009

GSLM’s itemised expenditure for the first 2 year term of EL14/2009 (2010-2012).

Table 1: Itemised Expenditure on EL14/2009, per line item, per quarter between 17 May 2010 to 16 May 2012

Period		Geology	Geo chemistry	Geophysics Air	Geophysics Ground	Feasibility Studies	Rehab.	Drilling	Gridding	Land Access	Admin.	Other	Total
Apr-10	Jun-10	507,727	-	-	-	115,252	-	10,184	-	-	182,225	333,225	1,149,353
Jul-10	Sep-10	95,860	-	-	-	15,647	-	-	-	-	19,397	90,556	221,460
Oct-10	Dec-10	99,561	-	-	-	25,091	-	-	-	-	18,125	48,187	190,964
Jan-11	Mar-11	248,851	-	-	-	11,948	-	-	-	-	33,217	94,392	388,409
Apr-11	Jun-11	104,372-	-	-	2,200,000	8,070	-	-	-	16,648	43,308	41,747	2,414,145
Jul-11	Sep-11	153,605	-	-	-	-	-	-	-	-	20,859	89,962	264,427
Oct-11	Dec-11	166,994	-	-	-	-	-	-	-	-	18,357	99,260	284,611
Jan-12	Mar-12	87,399	-	-	216,220	27	-	22,182	-	-	17,473	44,255	387,556
Apr-12	16 May-12	34,537	-	-	-	-	-	2,700,000	-	-	4,917	14,488	2,753,942
Grand Total			$8,054,867

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

1.6.2

Expenditure Summary 1984 to 2012

Empire/GSLM and its predecessor companies have now invested over AU$64,462,002 for the exploration of oil and gas onshore Tasmania, Australia (refer to Table 2).

Table 2: Summary of Expenditure 1984 to 2012.

Summary of Expenditure
Year	Company	Expenditure	Sub Total
1984	Conga Oil Pty Ltd	(1) $3,300.00
1985	Conga Oil Pty Ltd
1986	Conga Oil Pty Ltd
1987	Conga Oil Pty Ltd	(1) $100,490.00
1988	Conga Oil Pty Ltd	(1) $1,213,247.00
1989	Conga Oil Pty Ltd	(1) $420,492.00
1990	Conga Oil Pty Ltd	(1) $303,327.00
1991	Conga Oil Pty Ltd	(1) $451,337.00
1992	Conga Oil Pty Ltd	(1) $600,000.00	$3,092,223
1993	Condor Oil Investments Pty Ltd	(1) $153,170.00	$236,731
1994	Condor Oil Investments Pty Ltd	(1) $83,561.00
1995	Great South Land Minerals Pty Ltd	(1) $304,812.00	$2,226,525
1996	Great South Land Minerals Pty Ltd	(1) $203,721.00
1997	Great South Land Minerals Pty Ltd	(1) $1,231,567.00
1998	Great South Land Minerals Pty Ltd	(1) $387,125.00
1999	Great South Land Minerals Ltd	(1) $99,300.00
2000	Great South Land Minerals Ltd	(2) $122,157.98
2001	Great South Land Minerals Ltd	(2) $2,967,850.85
2002	Great South Land Minerals Ltd	(2) $1,965,128.46
2003	Great South Land Minerals Ltd	(2) $1,356,343.36
2004	Great South Land Minerals Ltd	(2) $ 260,874.11
2005	Great South Land Minerals Ltd	(2) $18,154,157.08
2006	Great South Land Minerals Ltd	(2) $ 8,803,197.07
2007	Great South Land Minerals Ltd	(2) $ 3,205,507.81
2008	Great South Land Minerals Ltd	(2) $ 9,074,898.00
2009	Great South Land Minerals Ltd	(2) $ 4,941,541.80	$50,851,656
2011	Great South Land Minerals Ltd	(3) $4,364,331
2012	Great South Land Minerals Ltd	(3) $3,690,536	$8,054,867
Total			$64,462,002

(1) Refer to Gerald Carne & Associates reports and Annual Reports for expenditure.

(2) MRT Quarterly Expenditure Sheets for SEL13/98.

(3) MRT Quarterly Expenditure Sheets for EL14/2009 (17 May 2010 to 16 May 2012).

1.7

QUESTION 7: SUMMARY OF EXPLORATION COMPLETED

•

Please refer to 2012 Annual Report (Appendix 13) for detailed past history (1915 to 1988) and recent exploration (1981 to 2009) for onshore oil and gas in Tasmania.

•

An account of exploration activity by GSLM over EL14/2009 can be found with GSLM’s ‘2012 Annual Report’ as Appendix 13.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

1.7.1

Background

GSLM has expended in excess of AU$64 million of capital investment in Tasmania, over the past 34 years with the majority of this over GSLM’s former SEL13/98 ($50 million) and EL14/2009 ($8 million). As a prerequisite part of preparation of its oil and gas application (now EL14/2009), GSLM obtained a valuation of the resource identified by the exploration and evaluation work performed over the past ten years.

On 30 September 2009, GSLM made application to MRT for an area representing 49% of the 2nd 5 year term of SEL13/98, covering 7,513 km2 over the most prospective areas of interest arising from prior exploration activities (Figure 1). In particular, this included twelve oil and gas bearing structures or leads that have been independently verified and reported by leading oil and gas experts, RPS Energy (refer to Figure 2, Figure 3 showing location of structures).

EL
GREAT SOUTH LAND MINERALS LTD
CENTRAL TASMANIA
4
30/09/2009
WESTERN
TIERS
LAUNCESTON
1:500000
0
10
20
30
40
Km
Unavailable Areas
EL / ML Applications
Category 1 (Metallic) Exploration Tenements
Category 1, 2, 3 & 5 (Metallic & Non-Metallic) Exploration Tenements
Category 2, 3 & 5 (Non-Metallic) Exploration Tenements
Category 4 (Onshore Petroleum & Coal Seam Gas) Exploration Tenements
Mining Leases
Area Exempt from MRDA
1 2 3 4 5 Sand Gravel - Mineral Category and Product
Tasmania
GDA

Figure 1: EL14/2009 as applied for by GSLM on 30 September 2009 for approximately 7,513km2.

Furthermore, GSLM commissioned RPS Energy to complete an Economic Evaluation of the Bellevue and Thunderbolt Prospects within SEL13/1998 which was subsequently completed during December 2009. Although, the valuation was conducted only over two of GSLM’s twelve structures, the report adopts an Expected Monetary Value (EMV) approach using a probability tree methodology to model the range of possible outcomes for the assumed developments by GSLM.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

RPS Energy Great South Land Minerals Limited

Cressy Rise
Gondwana Petroleum System
Bracknell Dome
Gondwana Petroleum System
Nile River
Quamby Fault Block
Hummocky Hills
Hummocky Hills Extension
Gondwana
Petroleum System
Macquarie River
Stockwell
Bellevue Anticline
Larapintine
Petroleum System
Steppes
Butlers Rise
Gondwana
Petroleum System
Interlaken
Gondwana
Petroleum System
Thunderbolt Anticline
Larapintine
Petroleum System
Primary Targets
SEL 13/98

Figure 20 - Primary Targets Block SEL98

42

Figure 2: Primary Targets Block SEL13/98 (RPS Energy, 2008).

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

Bellevue #1
Thunderbolt #1
Proposed Exploration Licence Area - 7,513 km2
SEL 13/98 - 15,035 km2
2001 2D Seismic (659 km acquired)
2006 2D Seismic (152 km acquired)
2007 2D Seismic (345 km acquired)
>15 Dome structures interpreted from the seismic data
Commenced & Proposed Exploration Wells
0
50
100
kilometres

Figure 3: Dome structures interpreted from seismic data contained with the original EL14/2009 application.

On the 15 February 2010, GSLM received a letter and accompanying map from MRT showing the possible licence area (in two parts) which covered 18% of the Bellevue and Thunderbolt domes. This was unsatisfactorily noted by GSLM to MRT, as it did not completely cover all of GSLM’s twelve prospective structures that were included in the application (Figure 3). This was of great concern to GSLM since over the past 10 years, GSLM and Empire have expended in excess of AU$50 million of capital investment in Tasmania on the basis it could secure the more prospective areas identified as an exploration licence in a contract it had with MRT prior to the granting of SEL13/1998.

1.7.2

Economic Evaluations

RPS Energy Pty Ltd (RPS), one of the world’s leading independent expert suppliers of oil and gas evaluations, prepared a Competent Persons Report indicating that the undiscovered prospective oil and gas resource contained within the structures identified by GSLM’s geophysical and seismic work was 668 million barrels. The domes and undiscovered resources are identified in Figure 2, Figure 3 and Table 3. After extensive due diligence WHK Denison (WHK), a major Australian accounting firm, gave Empire/GSLM an undiscovered prospective resources valuation of $3.3 billion based on US $5 per barrel. Based on GSLM’s current undiscovered prospective resource estimates, this results in a significant valuation of $3.3 billion. This confirms GSLM’s findings and belief developed over these past ten years through our diligent work and significant AU$50 million investment.

The Prospective Resources for twelve primary prospects and leads within the SEL13/98 block are summarised in Table 3. “Risk Factor” for Prospective Resources means the chance or probability of discovering hydrocarbons in a sufficient quantity for them to be tested to the surface.

Table 3: GSLM Prospective Resources. Source: RPS Energy (2008). Chance of Success (COS): Chance or probability of discovering hydrocarbons in sufficient quantity for them to be tested to the surface

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

During 2012, as part of Empire and GSLM’s ongoing technical and exploration evaluation review work (refer to GSLM 2012 Annual Report - Appendix 13), Global Exploration Services (United Kingdom) was commissioned to produce an independent professional opinion of the Geological Risk Assessment and Volumetrics reassessment of the present potential oil bearing assets of EL14/2009 in Tasmania. This comprehensive review reconsidered the riskings of the original 2008 Independent Competent Person (RPS Energy) report findings, including further detailed seismic analysis work and consideration of valid empirical and geological evidence omitted from the original report. This included the identification of potential Ordovician Larapintine reefs. As a result, the prospective resource estimates for the Permian-Triassic exploration play (Gondwana petroleum system) at the Bellevue and Thunderbolt prospects is now included in the re-evaluation, which has derived a total  potential  Mean Prospective Resources (MMB) for oil from both the Gondwana and Larapintine petroleum systems at Bellevue of 349 MMB, and Thunderbolt of 151 MMB respectively. The assessment yields more credible realistic prospect probabilities, with the chance of success revised for the Bellevue Gondwana Prospect at 24% and for the Bellevue Larapintine prospect increasing to 22%. Overall this demonstrates that the Bellevue well has a reasonable chance of success. The Thunderbolt Gondwana prospect was reassessed deriving a chance of success at 22% and the Thunderbolt Larapintine prospect at 18% therefore also giving the Thunderbolt target a reasonable chance of success.

1.7.3

Issuance of EL14/2009

On 17 May 2010 the Tasmanian Minister for Energy and Resources countersigned the documents to grant to GSLM Exploration Licence 14/2009, covering 3,108km2 of the onshore Tasmania Basin including the two main structures at Bellevue and Thunderbolt identified while operating under SEL13/98 (Figure 4). EL14/2009 requires expenditure of AUD$7.55 million and drilling of at least two wells over its two largest prospective areas during an initial licence term of two years. The government has advised GSLM that a further term can be granted if all the conditions of the licence are met or substantial work undertaken within the first 2 year tenure.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

On the 28 May 2010, GSLM were made aware of a licence condition contained within EL14/2009 that it had to complete the drilling of Bellevue #1 during Year 1 of the Licence and Thunderbolt #1 during Year 2 of the Licence term. However, on the 3 September 2010, during a meeting between GSLM representatives and the Minister for Energy and Resources (which included other government representatives) it was confirmed by the Director of Mines that the drilling of Bellevue #1 and Thunderbolt #1 could be completed anytime during the first 2 years of its term.

Figure 4 (a), (b) and (c) shows the area of EL14/2009 (3,108km2) which permits GSLM to conduct exploratory work to prove up potential petroleum reservoirs suitable for developing the west and southwest portion included in former SEL13/98. EL14/2009 includes the two of the largest prospective areas (Bellevue & Thunderbolt) identified by the work completed under SEL13/98.

Independent consultants have estimated that the Bellevue and Thunderbolt structures could contain 447million barrels of undiscovered prospective resources (refer to CPR Report 2008, and Table 3 of this report). This undiscovered prospective resource has been valued at US$2.2 billion by independent experts who assumed a value discounted to US$5 a barrel. At an oil price of US$70 per barrel, this would potentially be a gross in-ground value of $31 billion.

Figure 4: Exploration Licence 14/2009 as granted on 17 May 2010.

On the 19 April 2010, GSLM submitted a ‘Notice of Appeal’ to MRT regarding the Director of Mines notification and advertisement of his intention to recommend a reduced area to the Minister for Energy and Resources to exclude 80% of GSLM’s discoveries from 7,513km2 to 3,108km2. The Director of Mines recommendation was contrary to the area that GSLM applied for in its application submitted on 30 September 2009 and as discussed during a meeting held between representatives of GSLM and MRT on 21 December 2009.

On 11 June 2010, GSLM submitted a ‘Notification of Claim RE: Application applied for 7,513km2 vs area granted EL14/2009 for 3,108km2’ to MRT with respect to the 10 prospective structures that GSLM were not issued within its application submission  on 30 September 2009.

On 30 July 2010, GSLM submitted a ‘Variation of Area’ application and Claim to the Minister for Energy and Resources to vary EL14/2009 from 3,108km2 to 15,035 km2. This area was over the former SEL13/98 second 5-year term area and is deemed ‘prospective’ by GSLM due to the inclusion of all prospective oil and gas bearing structures.

On 24 December 2010, GSLM received a decision from the Minister for Energy and Resources declining the ‘Variation of Area’ application on the grounds that ‘the provision to vary licences is intended to give discretion for small boundary adjustments to licences. To add large areas of land would circumvent the processes set out in the MRDA for the grant and issue of licences after due process had been followed’. GSLM strongly disagrees with this statement and believes that due process was not followed in GSLM’s originating EL14/2009 application. A formal appeal was lodged during January 2011 with the Mining Tribunal of Tasmania regarding the decision by the Minister to not vary the area to include GSLM’s prospective structures. The Tribunal Hearing commenced on the 1 March 2011 and a Directions Hearing was held on the 15 March 2011. The matter remains unresolved as at the date of this report.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

On the 21 January 2011, GSLM submitted two exploration/variation licence applications to MRT both covering the 10 defined structures.  The 10 structures that GSLM insists be restored are known as Bracknell Dome, Butlers Rise, Interlaken, Cressy, Hummocky Hills, Macquarie River, Nile River, Quamby, Steppes and Stockwell (also refer to Table 3). These structures have been conservatively recorded in accounts of GSLM in accordance with applicable USA and Australian Accounting Standards, and in accordance with the RPS Competent Persons Report and WHK Valuation as having a value of $1.1 billion based on substantial discounting of the US$ price of oil as $5 per barrel (based on a recent market transaction).

GSLM believes it has legal and exploration rights to the remaining area included under SEL 13/98 based on the expiring licence and the company’s entitlement to a first right of refusal to apply for and be granted, the most prospective areas based upon works completed to date.

Applications were opened March 2011 for licences to explore the remaining area included in SEL13/98 to which GSLM has made legal claim and application. The legal claims over ERA 791 are pending and have not yet been granted or resolved. During March 2011, GSLM lodged formal applications over ERA791 representing the remaining area of SEL13/1998, which is of commercial interest.

1.7.4

Summary of Work Completed

The following reports/correspondence was completed during the 2011-2012 reporting year under EL14/2009. Most of these reports are contained within Appendix 13:

•

EL14/2009 June 2010 Quarterly Report - (Appendix 2)

•

EL14/2009 September 2010 Quarterly Report - (Appendix 3)

•

EL14/2009 December 2010 Quarterly Report - (Appendix 4)

•

EL14/2009 March 2011 Quarterly Report - (Appendix 5)

•

EL14/2009 June 2011 Quarterly Report - (Appendix 6)

•

EL14/2009 September 2011 Quarterly Report - (Appendix 7)

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EL14/2009 December 2011 Quarterly Report - (Appendix 8)

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EL14/2009 March 2012 Quarterly Report - (Appendix 9)

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EL14/2009 April to 16 May 2012 Report - (Appendix 10)

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EL14/2009 2011 Annual Report, May 2011 (excludes appendices) - (Appendix 11)

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EL14/2009 2012 Annual Report, May 2012 (Appendix 13)

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Report to RPS Energy in London

•

Complaint to Integrity Commission (2 June 11)

•

Complaint to Ombudsman (17 June 11)

•

Organisation of safe evacuation procedure

•

Terrex Seismic contract

•

Preparation of background information and question suggestions for the Legislative  Council’s Estimates Committee Mining session, 27 June 2011

•

Preparation of GSLM Activity Report for Kim Booth (Record of GSLM expenses during the past 10 years) and update on exploration for EL14/2009

•

Review Drilling Operations Plan for TH#1

•

Contacting and liaising with drilling engineer and drilling company to prepare primary requirements toward drilling BV#1

•

Reply and submission of Minister in response to intended revocation of EL14/2009

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BV#1 - Signed Land Owner Agreement with TLC

•

BV#1 -  Signed ‘Variation of Forest Practices Plan’ with TLC

•

Liaising with engineer  RE: Operations Plan for BV#1 and TH#1

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Organising seismic activities for Jan 2012 survey

•

SEMF contracted to complete environmental studies, seismic survey

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KMR Drilling, Clean and cementing BV#1 work program

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Pectil Engineering in Hobart office to assist with preparation for Drilling Operations Plan

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

•

Preparation & sign off of Road Traffic Management program for seismic, approved by Department of Infrastructure, Energy & Resources

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Preparation of seismic lines for submission to Terrex seismic survey for June 2012

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Potential Ordovician Reefs Tasmania EL14/2009 Project Summary

•

Risk Assessment &  Volumetrics

•

Site flyovers and visits to Bellevue and Thunderbolt (Mt Lloyd, Lonnavale, TH#1 and BV#1 inclusive) geological investigation assisted by Dr Bob Finlay

•

Purchase of Land proposal at BV#1

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Bushfire Safety Requirements for Bellevue #1

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Engagement of Hunt Energy for drilling BV#1 and TH#1

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Application for Petroleum EL – Work Program extract – 7,513km2

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Communications and tender quotes from Hazell Brothers, Kellara Transport, ITAC,  AQUIS regarding logistics and rig mobilisation.

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Preparation of seismic lines and liaison with Terrex for program consent.

1.7.5

Preparation of Permitting for Bellevue and Thunderbolt

During 2011-12, GSLM has been reviewing and updating its environmental studies/permit to enable the resumption of its drilling programs over Bellevue #1 and Thunderbolt #1 sites and to complete the goal of commercialising oil and gas within the Tasmania Basin. This has included a review of the environmental, threatened species (avian and fauna) archaeological, cultural, hydrological, acoustic and fire-risk assessments of its two primary potential drill sites at Bellevue #1 and Thunderbolt #1, and has obtained land-owner approval to access the Bellevue site after nine months negotiations with the new Landowner, The Tasmanian Land Conservancy (TLC).

Prior to the changeover from SEL13/98 to EL14/2009, GSLM had approved permits in place for Bellevue and Thunderbolt sites.  However, it was made mandatory, by MRT, under the issuance of EL14/2009 that new application for permits had to be submitted to MRT for approval, before any wells could be drilled.

Unforseen operational delays have been encountered during years 1 and 2 of EL14/2009 with 1) change in title of landowner restricting access to site the Bellevue #1 site, and 2) new Landowner, TLC, delayed signing a land access agreement until late December 2011, due to potential conflicts of interest with an interested philanthropic International entity wanting to diversify investment into green projects such as TLC on the pre-condition the area was to be excluded from mining/petroleum exploration.

GSLM has worked with the TLC to ensure that, whilst those negotiations were taking place, it granted TLC sufficient time to wilfully decide whether to proceed to allow GSLM to undertake exploration at Bellevue #1 site.  GSLM has invested significant resources into the pre-existing Bellevue #1 site that an alternative site could not be established that had ready access to water and quarry materials without incurring additional cost and time.

GSLM chose not to pursue access to the land through Mining Tribunal which would have delayed actions by at least a further 12 months. GSLM acted responsibly acknowledging its stakeholders social and environmental interests as it agreed to negotiate directly with land owner on their timing of implementation, access and terms.

Change of Land Owner – Bellevue site

It was made clear to GSLM during mid-2010 that the property owned by Gunns Ltd covering the Bellevue #1 site was for sale. Contact was made with the new landowner during early 2011 and preceding the anticipation of the prospective new landowner, a visit to the Bellevue #1 site was conducted on the 18 March 2011 as part of the first steps in negotiation for Land Owner access approval. A subsequent title search showed that the property title was sold by Gunns Ltd to TLC dated 21 March 2011). GSLM formally issued a ‘Notice to Enter Private Land’ to the TLC on the 22 March 2011. A copy of this notice was forwarded to the Director of Mines and the Minister on 22 March 2011.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

Land Owner Access Agreement - Bellevue

GSLM have been involved in a series of discussions and negotiations since early 2011 with TLC. On 5 July 2011, GSLM and TLC representatives met to discuss Bellevue access for Exploration. GSLM has noted several points (below) regarding progress to gaining access to the Bellevue site based on the 5 July 2011 meeting:

Potential major sponsor for Protected Area Establishment – Bellevue

•

TLC, since GSLM’s previous meeting (6 April 2011), has entered into discussions and due diligence with a potential corporate sponsor/support (an international mining company from USA) to assist the TLC with funding (via donations) to enable them to meet their mortgage commitments over approximately 9,000 ha of land under management by the TLC including the Serpentine property (Bellevue site).

•

The sponsor, through their due diligence have noted the GSLM exploration licence. The sponsor has not provided any direction to TLC on the issue but TLC anticipates that the sponsor will want close involvement in any land owner input to mining or mineral exploration decision making to minimize any potential adverse publicity consequences.

•

TLC and GSLM will continue to negotiate a land owner access and rental agreement acceptable to both parties in the knowledge that the potential sponsor may wish to have input before it is finalised.

•

TLC will provide an update to GSLM in early August with a clearer indication of timing for the possible sponsorship.

•

GSLM provided an updated version (5 July 2011) of the Land Access and Rental Agreement from the original (Gunns Ltd) version issued to TLC on 6 April 2011.

•

TLC confirmed that until discussions and Due Diligence is concluded with the Sponsor, the TLC are prepared to continue to work through the Land Owner Access and Rental Agreement drafts.

•

GSLM suggested to TLC that a ‘subject to’ provisional agreement of entry to perform site works until final terms are established and Due Diligence was concluded with the potential sponsor.

•

GSLM referred to the Application for Variation to Certified Forest Practices Plan sent to TCL on 20 April 2011.  It was noted by TLC that this would be taken into consideration together with the Land Owner Access and Rental Agreement.

•

TLC will review the draft Land Owner Access and Rental Agreement and provide comment to GSLM by 30 July 2011.

•

TLC agrees to write GSLM a letter to confirm TLC’s position for the Director of Mines/Minister; and that GSLM may experience delays in finalising the Land Access and Rental Agreement and mobilisation of any drilling equipment to resume operations at Bellevue, until the negotiations are completed with the Sponsor (and this should be clearer by August 2011).

It was anticipated that an update by TLC would be made to GSLM in early August 2011 and will coincide with TLC’s wishes to conclude discussions and due diligence with an interested sponsor for the land at Serpentine.

The Land Owner Access Agreement was successfully signed between GSLM and TLC on 22 December 2011 (refer to Appendix 13).

Update of Forest Practices Plan – Bellevue site

GSLM also commenced updating the Forest Practices Plan (FPP) over the Bellevue #1site to vary the FPP to:

•

Change the Landowner from Gunns Ltd to ‘The Tasmanian Land Conservancy’ due to the land where exploration is being undertaken has been sold;

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

•

To extend the operation area contained within the FPP by approximately 50m from the original operation area; and

•

end the FPP expiry date from 31 December 2011 to 31 December 2013.

The current Bellevue #1 site was proposed to be extended by a further 50 metres to allow enough clearing for the drilling program to carry out activities in a safer manner, as previous operations were cramped causing some possible and unnecessary safety hazards working in a small area. A copy of the application to vary the FPP was forwarded to TLC on 20 April 2011.  This has to be signed by the landowner before GSLM’s Forest Practices Officer (representative) submitted the signed variation documents to the Forest Practices Authority for amendment.

The following agreement was reached on 22 December 2011 between GSLM and TLC for a variation of Forest Practices Plan (TAS0323-02):

•

Change the Landowner from Gunns Ltd to ‘The Tasmanian Land Conservancy’ due to the land where exploration is being undertaken has been sold; and

•

To extend the FPP expiry date from 31 December 2011 to 31 December 2013.

The FPP was submitted to the Forest Practices Officer for final approval on 24 December 2011 (refer to Appendix 13).

Bushfire Safety Requirements – Bellevue site

On 14 November 2011, GSLM updated the Bushfire safety requirements as part of its permitting requirements for its Bellevue #1 site (contained in Appendix 13).

Eagle Nest Survey – Bellevue site

A new wedge-tail eagle nesting site map was required to be submitted to MRT for consideration before any approval to drill could be granted after the cancellation of Permits during 2009. This was prepared by the Tasmanian Land Conservancy (TLC) on 28 March 2011, however, due to the Land Owner Access Agreement not agreed to at the time, a subsequent survey will be conducted in the near future and will form part of the Drilling Operations Plan.

Drilling Operations Plan – Bellevue and Thunderbolt sites

An Engineering company has been engaged by GSLM to assist in the securing of suitable rigs for GSLM’s Drilling Operations Plans for Bellevue and Thunderbolt drill sites. Drafting of these plans have been ongoing during 2011-2012 (contained within Appendix 13).

1.7.6

Drilling and Seismic

Drilling

On 17 March 2010, Empire Energy made an announcement which stated it is in the process of acquiring a state-of-the-art 15,000 foot hydraulic drilling rig straight off the production line. It is expected when the rig is ready for shipping that it will take approximately 6 weeks to get to Tasmania.  However, discussions with Hunt Energy, late 2010, have also advised there availability to mobilise the Hunt Rig #3 back into Tasmania to complete Bellevue #1 and Thunderbolt #1. However, restrictions in gaining access to the site meant that the rig could not be mobilised when it was available.

During December 2011, In preparation for the resumption of drilling GSLM representatives met with a local drilling contractor for the purposes of cleaning out the Bellevue #1 well.  This was able to commence once approvals have been signed off by MRT and a new Land Owner Agreement is in place. Although, the Land Owner Access Agreement was signed off, MRT refused the work program submitted on 25 November 2011. The program was designed to:

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

•

Fish out junk metal that has previously been left down the well from previous drillers,

•

Clean out surface hole and remove junk,

•

Transport of the 13 3/8 surface casing from Kellara yards to the Bellevue site

•

Securing of hole to ensure that it not collapsed when the larger petroleum rig arrives

•

Any necessary general maintenance of the site that needs to be completed

This work program was rejected by MRT shortly after it was received during late 2011.

Oil Rigs and Operations Plans

Tenders are in progress for deployment in the following 6-8 weeks, subject to extension of EL14/2009 and permits being granted. During 2011, landowner access issues and delays in issuing the Ministers decision not to revoke EL14/2009 gave due cause to suitable rigs not being available or able to be booked in advance with any certainty. GSLM were unable to arrange for a Rig to enter site (late Dec 2011) until a landowner agreement was in place; at which time, Rig availability was scarce. As discussed above, GSLM did submit a work program during November - December 2011 for the cleaning out of the Bellevue hole and casing the top hole to allow the project to proceed in a timely manner once a petroleum rig was secured. The work program was rejected by MRT due to having to submit the initial program with the larger oil rig permit.

Great South Land Minerals (GSLM) has prepared drilling operations plans and are co-ordinating details for the final logistics associated with the proposed drilling operations to resume at Bellevue #1 site which are now planned to commence late May early June 2012 subject to government approvals; and operations will now be subject to extension of term of the exploration licence. The company has requested Hunt Energy Australia (Pty Ltd) (Hunt) to mobilise its MAC 650hp Rig to enable drilling to depth of up to 3,000m. Hunt was previously onsite at Bellevue in 2008 but a failure by Smartwin to honour financing commitments under a Memorandum of Understanding to complete drilling at the site led to the demobilization of the rig. The Hunt rig has recently been demobilized from Central Australia to Port Augusta, South Australia, with recent flooding in Central Australia stranding the rig. This has delayed operational planning and deployment to Tasmania. Drilling and associated resources and procurement terms are presently being negotiated for finalisation. During 2011, three additional drilling options have been assessed for the forthcoming program (to complete Bellevue and Thunderbolt), with commercial consideration given to all available Australia wide (and GEFCO internationally) drilling resources, timing and deployment, however, we could not get these rigs on site when they were available due to landowner access not being agreed at the time. It is proposed that drilling engineering plans will be submitted to the Tasmanian Government authorities for permit assessment. A number of unforeseeable operational delays have affected GSLM’s ability to complete the drilling of both Bellevue and Thunderbolt before 17 May 2012, however, the company is committed to ensuring both wells can be completed this year, subject to extension of tenure being granted.

A West Australian Drilling Company has been approached and is presently completing a tender offer contract of supply of a certified petroleum Rig for immediate mobilisation to Tasmania. The Tender offer and quote is to be supplied to GSLM before end of May 2012 in order the parties may agree to contract services to Tasmania as soon as possible. A number of logistical and supply delays have been encountered by GSLM due to a number of Coal Seam projects being undertaken Australia wide over the last 18 months. Most rigs are booked out 6-8 months in advance of mobilisation. Once complete, the rig may be mobilised subject to extension of term EL14/2009 and permits issued.

GSLM has moved to deploy Hunt Energy Australia (Pty Ltd) MAC650hp Rig for deep drilling at Bellevue for immediate mobilisation, and will be subject to new terms of contract and booking terms for logistics into Tasmania. GSLM has moved to secure the Rig with pre-payment terms presently being established and will be subject to extension of the Exploration Licence being granted.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

Seismic

During February 2010, GSLM integrated the acquired seismic data from the 2001, 2006 and 2007 surveys to produce the first East–West seismic section over the Tasmania Basin. This East–West section shows and defines the names/targets of the major undiscovered resources as shown in the RPS Energy (2008) report. Additionally, GSLM integrated the acquired seismic data from the 2001, 2006 and 2007 surveys to produce the first North–South seismic section over the Tasmania Basin. The North–South section also shows and defines the names/targets of the major undiscovered resources as shown in the RPS Energy (2008) report. Although, GSLM has now defined over twelve targets and structures, it is continuing legal action with regards to ten structures that were not reissued as part of the EL14/2009 application on 30 September 2009.

On 10 May 2011, GSLM entered into a contract with Terrex Seismic (a seismic contractor) to book and prepare its seismic program as part of its three to five year program (refer to seismic program contained within 30 September 2009 application to MRT for EL14/2009).

During late November 2011, Terrex Seismic informed GSLM regarding its timetable to carry out GSLM’s proposed seismic project during mid- to late January 2012.

The seismic trucks arrived late January 2012 to carry out this work program, however, MRT required that GSLM resubmit past permits that were approved under former SEL13/98. Re permitting recommenced during late January, however, during February 2012, Terrex Seismic were required to mobilise survey trucks back to the mainland. A further contract was negotiated and signed during this time.  Standby rates were accrued whilst in Tasmania.  Terrex has agreed to re-mobilise to Tasmania for the 2D seismic survey now planned to resume late May early June 2012, subject to the completion of all the pre-requisite documentation relating to permits being lodged and approved by Tasmanian authorities and extension of tenure being granted.

1.7.7

Operational matters and why an extension is being sought

GSLM has experienced a number of unforseen and unanticipated events causing delays in undertaking further drilling and seismic activities and exploration since the end of term Special Exploration Licence (SEL) 13/98 on September 30, 2008. A number of external factors that have attributed to this are:

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Cancellation of Bellevue and Thunderbolt Permits after the end of term of SEL13/98, in the absence of fair and equitable bridging arrangements being established to continue operations and the failure to promptly deal with the issuance of EL14/2009;

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There was an eight month delay by Government to grant EL14/2009 from when SEL13/2009 term ended on 30 September 2009. No grace period was given under the circumstances;

•

Bellevue #1 well was incomplete prior to 30th September 2009. The Hunt Energy #3 Rig departure from Tasmania occurred because of advice from Mineral Resources Tasmania, who informed Hunt that once the licence ceased to be in force, the permits would be cancelled. Hunt Energy subsequently contracted to another job within Tasmania and deferred deployment to Bellevue#1 site, awaiting grant to GSLM of a subsequent exploration licence and permit to drill. In the absence of a licence being granted by Mineral Resources Tasmania, by March 2010, Hunt Energy departed from Tasmania, which caused significant commercial loss to GSLM and parent company Empire;

•

Empire Energy Corporation International Rights Issue fundraising was thwarted and adversely impacted in relation to delays with issuance of EL14/2009 which attributed to market uncertainty. Empires stock price dropped significantly during this time due to uncertainty of licence tenure, timing of issue and terms;

•

Market recovery from May 2010 and thereafter has been slow, with many investors viewing sovereign risk and limited terms of tenure (ie, only 2 years) posing resource, operational and cash flow challenges, based on diminished share value and cost of capital raised and appreciating AUD/USD exchange rates;

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

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Empire Energy Rights Issue funds were appropriated toward progressing the permits and obtaining resources for EL14/2009 in addition to: pursuance of the Smart win law suit; pursuance of gaining legal rights to the 10 structures which have not been retained by GSLM in response to shareholder demand, due to the omission of inclusion of these structures from EL14-2009 application as lodged September 30, 2009; Investigation into OEHL conduct, matters before the Tasmanian Integrity Commission and Ombudsman; and the review work of Bellevue and Thunderbolt permits drilling engineer plans, seismic permits and related operations.

•

The Bellevue #1 site new Land Owner Agreement (which forms part of this new Permit) took significant time to be negotiated and established. A change of ownership of the Serpentine land occurred around the time of the granting of the new licence. The land wasn’t subsequently entrusted to the Tasmanian Land Conservancy from the Mortgagor, Jan Cameron, until March 2011. GSLM’s negotiation with the new land owners took place over 9 months before a signed land agreement was completed in late December 2011. Given Tasmania’s diverse stakeholder interests, GSLM chose not to pursue access to the land through Mining Tribunal which would have delayed actions by a further 12 months. GSLM acted responsibly acknowledging its stakeholders social and environmental interests as it agreed to negotiate directly with land owner on their timing of implementation, access and terms;

•

Forest Practices Plan (FPP) implementation and extension was subject to landowner consent. The landowner was not willing to sign the amendments until the landowner agreement was signed in December 2011.

•

Several operational contracts and tenders are already significantly underway; Terrex Seismic has an operational contract in place for a further ~300 line km 2D survey in Tasmania, Seismic Trucks due back into Tasmania in June, subject to extension of EL14/2009 being granted. It presently takes approximately 6-12 months to book seismic trucks for the 3rd year program. The trucks are ready to commence operations during June 2012 and may have been able to commence works earlier if it wasn’t for GSLM being required to redo permits. GSLM is aware Mineral Resources Tasmania did not impose such stringent Permit work requirements upon OEHL during their recent Seismic Survey conducted in Tasmania.

•

Oil Rigs: Tenders are in progress for deployment in the following 6-8 weeks, subject to extension of EL14/2009 and permits being granted. During 2011, land owner access issues and delays in issuing the Ministers decision not to revoke EL14/2009 gave due cause to suitable rigs not being available or able to be booked in advance with any certainty. GSLM were unable to arrange for a Rig to enter site (late Dec 2011) until a landowner agreement was in place; at which time, Rig availability was scarce. GSLM did submit a work program during November - December 2011 for the cleaning out of the Bellevue hole and casing the top hole to allow the project to proceed in a timely manner once a petroleum rig was secured. The work program was rejected by MRT due to having to submit the initial program with the larger oil rig permit. GSLM sought to utilise a smaller rig to drill 1000 – 1,400 meters with intent to pre-collar and clean the hole but MRT’s overriding decision and budgetary concerns made this option unviable as the additional costs of mobilization and crew would need to be paid for twice, in the event a certified Petroleum Rig was required to perform the work and drill to 2,800 meters as per the licence requirements.

•

GSLM has had several meetings with MHA Mr Kim Booth into various aspects of its operations and issues with present due process and Government. Mr Booth has taken interest in the company with a view to investigating whether worthy of Parliamentary Inquiry. The initial purpose of the meeting with Mr Booth was to alleviate concerns over $50M – Proof of expenditure for SEL13/98 which has been the subject of a Notion of Motion within Parliament during 2009 to establish the facts concerning the company.

•

Intent of Revocation by Minister – during the period June 2011 to December 2011. This time period left doubts with investors and contractors in relation to security of ongoing tenure.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

1.8

QUESTION 8: PROPOSED EXPLORATION PROGRAM

1.8.1

Exploration Aims/Philosophy

The exploration objective of GSLM is to discover and develop commercial quantities of oil and gas onshore Tasmania. GSLM’s current exploration strategy is based on extensive gravity, seismic and drilling programmes, involving the acquisition of up to 1,200 line kilometres of 2D regional and infill seismic data, designed to:

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Improve the definition of currently identified world class anticlines (domes) and other suitable reservoir structures within onshore and local offshore waters of the Tasmania Basin;

•

Determine the extent and degree of prospectivity of  three petroleum systems that have been outlined within the Special Exploration License 13/98 leasehold and are included in Exploration License 14/2009 and the pending Exploration License applications and legal claims to those areas;

•

Define more potential petroleum targets within the Tasmania Basin; and

•

Test existing potential targets (of up to 12 structures, subject to Government approvals) already defined through previous seismic and proposed drilling programs and prove the commercial validity of the RPS evaluation of Special Exploration Licence (SEL)13/98 assets and the undiscovered prospective resource of 668 million barrels.

Over the coming year it is anticipated that a further extension of the rights to continue to explore (and develop) oil and gas assets in Tasmania under EL14/2009 will be considered with the following activities being noted and planned:

•

Over 1,149 line kilometres of seismic data has been obtained and processed with extensive internal analysis undertaken to define anticline structures within SEL13/98;

•

GSLM has completed and undertaken a review of the environmental, threatened species, archaeological, cultural, hydrological, acoustic and fire-risk assessments of its two primary potential drill sites at Bellevue #1 and Thunderbolt #1, and has, since 2011 year end, obtained land-owner approval to access the Bellevue site.

There is an ongoing major synthesis of all previous work as part of a basin analysis study of the onshore Tasmania Basin by RPS Energy and Global Exploration Services:

•

An integrated study has commenced of the geology and geophysics of Central Tasmania by Dr David Leaman, of Leaman Geophysics, utilising current Gravity and seismic results;

•

Re-processing of seismic lines shot in 2001, 2006 & 2007 by Fugro Seismic Imaging of Perth will be initiated to further delineate drilling targets;

•

The seismic and drilling programs are planned to be ongoing subject to logistical, permitting and weather restrictions;

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The purchase of state-of the art seismic interpretation software (Kingdom Suite) for use on high-end computers is complete and has been installed at the Murray Street offices;

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GSLM have met and exceeded the work and expenditure conditions of Special Exploration Licence 13/98, through the term of the license, up until September 30, 2009;

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Reporting to RPS Energy of additional information that was previously excluded from their original 2008 analysis;

•

Risk Assessment & Volumetrics – BV#1 and TH#1.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

1.8.2

Exploration Program

Please refer to Appendix 12 for the detailed Exploration program for years 1 to 5, noting that GSLM are entering year 3 of its proposal. Drilling rigs have been booked and GSLM has been invoiced for the engagement of Hunt Energy to commence (refer to Appendix 13). Any under commitments in year 2 will be made up in year 3 together with that year’s commitment as defined under the Mineral Exploration Code of Practice Ed.4.

GSLM has commissioned an exploration petroleum drill-rig which is now scheduled to drill Bellevue and Thunderbolt. Refer to Appendix 12 for detailed exploration plans and budget.

GSLM has in place a Draft Drilling Operations Plans for Bellevue #1 and Thunderbolt #1 which contain a complete Drilling Program, an Emergency Response Plan (including Hunt Energy Emergency Response Plan),  First Aid and Well Control Certificates, an Environmental Plan (including Forest Practice Plan, Hydrological Report and Acoustic Surveys), a Fit For Purpose Reports (Including third party reports from Moduspec, Bellevue only), a  Drilling Operation Manual, a Bush Fire Safety Requirement and a  Private Land Owner Agreement. These plans are contained within Appendix 13.

1.8.3

Proposed Exploration Drilling Program- years 3-5

Six exploration wells (including Bellevue and Thunderbolt) have been budgeted (using the Hunt Rig 3 or similar) to test the oil and gas structures determined by GSLM.

Stage 1:

The first proposed exploration well planned (Bellevue #1) is designed to test two petroleum system identified onshore Tasmania: an Ordovician Early Devonian Larapintine System within the Wurawina Supergroup below the Tasmania Basin and a Permo-Triassic Gondwanan System within the Parmeener Supergroup of the Tasmania Basin. This well will provide information on the petrophysical seal, reservoir and source-rock characteristics of all two petroleum systems. Downhole seismic will allow a reinterpretation of the seismic acquired within the area. Bellevue #1 is situated close to the intersection of three seismic lines TB02b-BQ, T02b-BZ and TB01-TD and is planned to be drilled to a depth of about 2,600m.

As discussed in the Economic section of this document, the assessment yields more prospect probabilities, with the chance of success revised for the Bellevue Gondwana Prospect at 24% and for the Bellevue Larapintine prospect increasing from 2% to 22%. Overall this demonstrates that the Bellevue well has a reasonable chance of success. GSLM proposes to drill the Bellevue #1 well during year 3 of its program.

Stage 2:

It is proposed that the second exploration well will be located approximately 13 kilometres south west of Ouse (and subject to the results of the first well; Bellevue #1). This second exploration well planned (Thunderbolt #1) is designed to test two petroleum systems identified onshore Tasmania: an Ordovician Early Devonian Larapintine System within the Wurawina Supergroup below the Tasmania Basin and a Permo-Triassic Gondwanan System within the Parmeener Supergroup of the Tasmania Basin. This well will provide information on the petrophysical seal, reservoir and source-rock characteristics of all three petroleum systems. Downhole seismic will allow a reinterpretation of the seismic acquired within the area. Thunderbolt #1 is situated close to the intersection of three seismic lines TB02-BA, T02b-HC and TB02b-HA and is planned to be drilled and cored to a depth of about 2,600m.

The Thunderbolt Gondwana prospect was reassessed deriving a chance of success at 22% and the Thunderbolt Larapintine prospect at 18% therefore also giving the Thunderbolt target a reasonable chance of success.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

Stage 3:

Depending on the initial results of the exploration wells, Bellevue #1 and Thunderbolt #1, it is then planned to drill Lonnavale #2. The well program for this stratigraphic/exploration well will primarily test a documented oil seep.  Additionally, it is proposed that a regional seismic survey be conducted in the southern part of the licence tenure.

Stage 4:

Depending on the initial results of the exploration wells for Bellevue #1 and Thunderbolt #1, and the well drilled as Stage 3, it is then planned to drill to continue Stockwell #1 (Lachish), however, as this location is subject to the Mining Tribunal, a well over the Mt Lloyd area will be conducted. The program for this exploration well will be similar to those of Bellevue #1 and Thunderbolt #1, however, is a much shallower target.

Stage 5:

Depending on the initial results of the exploration wells Bellevue #1 and Thunderbolt #1, and the wells drilled as Stage 3 and 4, it is then planned to drill a further exploration well. This proposed exploration well is Bellevue #2.

Stage 6:

Depending on the initial results of the exploration wells Bellevue #1 and Thunderbolt #1, and the wells drilled as Stage 3, 4 and 5, it is then planned to drill a further exploration well. This proposed exploration well is Thunderbolt #2.

1.8.4

Proposed exploration seismic program – years 3-5

GSLM is aiming to continue its seismic program with the acquisition of 2D seismic in the central and southern part of Tasmania during this 5 year exploration licence tenure. This proposed seismic survey to be carried out in year 3-5 is subject to logistical and weather restrictions.

The seismic interpretation of 1,149 line kilometres carried out by GSLM has identified and clarified at least 12 major and minor structures which along with a major gravity survey is helping in understanding the petroleum systems of onshore Tasmania.

The results of the interpretation of 2001 and 2006 surveys were used to plan the line locations for the regional seismic survey of 2007. As was the case with all the surveys, the 2012 lines have been located wherever possible along roads in order to minimise the impact of the survey on private land and on environmentally sensitive areas. GSLM’s future exploration program is designed to define more potential petroleum targets.

Stage 1:

During stage 1 of GSLM’s exploration program acquisition of 2D seismic using vibroseis and off-road explosives is planned for year 3 to 5 to define more closely the structures at Bellevue, Thunderbolt, Mt Lloyd, Lonnavale, Stockwell, Interlaken, Scotts Tier and Steppes areas, the latter four being the subject of a Mining Tribunal appeal.

Stage 2:

Stage 2 of GSLM exploration program includes acquisition of 2D seismic survey results using vibroseis, mainly along roads to expand our seismic coverage to the South, South East and East parts of the Tasmanian Basin. This seismic survey is planned for year 3 to 5 to define more closely the structures at Thunderbolt and Lonnavale and to continue the regional grid over the Tasmanian Basin.

These seismic surveys are planned in specific areas and as is the case with most exploration, wherever possible, along the roads in order to minimise the impact of the survey on private land and on environmentally sensitive areas. Therefore, the selected area in EL14/2009 is desirable for future seismic survey to obtain adequate and reliable results.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

2D onshore seismic is planned to be acquired for this exploration phase utilizing the vibroseis source and off-road explosives. Additionally, during the final phases of SEL 13/98’s tenure, GSLM has been investigating new technologies to accelerate the remaining regional exploration and further delineation of drilling targets.

1.8.5

Proposed expenditure - years 3-5

Please refer to Appendix 12C and regarding the proposed expenditure commitment of AU$24,115,000 contained within the original EL14/2009 application over a 5 year period. It should be noted that over AU$8.0 million has been spent in the first two years expenditure for EL14/2009.  Any on ground drilling in GSLM’s 1st and 2nd year is to be made up in the next year, together with that year’s commitment, as specified in MRT’s Mineral Exploration Code of Practice (Ed.4). The remaining amount to be spent over the next 3 years is AU$16,060,133.

1.9

QUESTION 9: REHABILITATION

No environmental impact study has been carried out since the commencement of EL14/2009.  However, approximately 1 hectare was cleared over the Bellevue #1 drill site during 2008-2009 with a pre-collar hole already completed.

Environmental controls are imposed within the provisions of the Environmental Management and Pollution Control Act 1994, which provides the government basis for the prevention, reduction and remediation of environmental harm, including environmental nuisance and its adverse effect on the environment. Permits are issued in accordance with the Land Use Planning and Approvals Act 1993 and Mineral Resources Development Act 1995 in respect of proposed use or development affecting leased land.

GSLM is required to place environmental and remediation bonds to ensure that sites are adequately rehabilitated so that there are no remaining environmental or safety hazards requiring remediation in the event of the company failing to carry out site remediation obligations and is consistent with other Australian jurisdictions. GSLM has provided a cash bond in the amount of AU$75,000 in conjunction with licence applications that are currently held by MRT. Prior to drilling any one (1) well, GSLM will be required to increase the bond to approx. AU$200,000 per well.

No rehabilitation has been carried out since the issuance of EL14/2009, however, a visit to the Bellevue #1 site was completed during March 2011 with the new Land Owner to review the condition of the site.  Both parties agreed that the site was in good condition. A further site investigation during early 2012 was undertaken by GSLM. GSLM has completed a Landowner Access Agreement with the new Landowner, Tasmanian Land Conservancy to enter and conduct exploration activities over the Bellevue #1 site. The Agreement has been prepared with certain rehabilitation and responsibility covenants that pertain to access to, and use of the site.  The Landowner Access and Rental Agreement will also be included into the updating of the Bellevue #1 Drilling Operations Plan as soon as Drilling Engineer assessments and reports are concluded and are ready for submission.

1.10

CONCLUSION

GSLM/Empire has dedicated many years to research and exploration in Tasmania to determine the probability of onshore oil and gas. The Tasmanian Government has also supported and encouraged not only the formation of a public company but the spending of mainly Tasmanians money on this endeavour to be undertaken. GSLM/Empire, have jointly expended well in excess of AUD$64 million dollars on this project to date and remains majority owned by Tasmanians despite the fact Empire is a US publically listed company.

During the period between the end of SEL13/98 term and the issuing of Exploration Licence (EL) 14/2009, GSLM experienced unprecedented opposition from Mineral Resources Tasmania (MRT) to permit GSLM continuing the exploration and drilling program previously undertaken within SEL 13/98. The assessment and issuing of EL14/2009 was of considerable concern to GSLM since the area comprising EL 14/2009 was only 41% of the area originally applied for by the company. As a direct result of this decision by MRT, Empire’s shareholders have appealed for equity which has forced the company to take these matters to the Mining Tribunal of the Magistrates Court of Tasmania and also the Industry Ombudsman.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

As of 16 May 2012, GSLM has expended approximately AUD$8 million on commitments to exploration activities concerning EL14/2009 which is a significant outlay. GSLM has committed to a further seismic program of ~300 line kilometres and has a contractor (Hunt Energy) in place to resume drilling activities at the Bellevue site in the Central Highlands followed by the Thunderbolt site in the Upper Derwent Valley. The project has taken significant time and resources to coordinate the required Petroleum exploration utilities, including Rigs, Seismic Trucks, and specialist personnel to properly manage a project of this nature. There has been an Australia wide demand upon these resources and activities from major commercial oil and gas players in searching for coal seam methane in the last two years, which has made the task more difficult. Regional flooding has stranded equipment in parts of Australia and GSLM’s operations have been affected by additional delays due to some of these logistical matters which have been entirely outside of the company’s control. It is just now, early 2012, that firm commercial commitments have been able to be made to remobilize on-ground exploration operations.

GSLM holds the view that the original proposed 5 year Exploration Licence for EL14/2009 would have provided a more practical time frame  in which to better coordinate some of the commercial, technical and resource issues experienced over the past 2 years.

The company believes that it has achieved to this point, the stages of the program normally reached at the conclusion of the first 2 years of a licence period and is now set to continue the final stages of the drilling and seismic program. The program to drill two wells by 16 May 2012 was severely hindered by unforeseen circumstances, and consequently GSLM has legitimate reasons for these delays.

GSLM commenced drilling during December 2008 at Bellevue #1 and has already drilled to a depth of 272m. Further drilling could have been commenced under EL14/2009 if not for the unnecessary delays and requirements put upon this company by MRT and the Director of Mines.  Following GSLM’s application for licence being submitted to MRT on 30 September 2009, the delays in issuing EL14/2009 took over 8 months. Additionally, the cancellation of the drilling approval for Bellevue #1 by MRT caused major setbacks to the exploration program progress and significant financial loss to the parent company Empire. MRT’s prevention of GSLM’s ability to resume drilling on the change of licence from SEL13/1998 to EL14/2009 caused considerable expense to both Empire Energy and GSLM due to the standby charges associated with the onsite drill rig and costs associated with the relevant crews and specialist personnel.

There have also been  significant issues relating to the change of land ownership of the Bellevue site that have contributed to considerable difficulties in being able to coordinate the progress of the drilling program to meet key milestones as initially planned.

At the time of signing EL14/2009 on 17 May 2010, GSLM was not aware of the proposed sale of the property covering the Bellevue drill site. This officially changed hands to a new owner on 21 March 2011. These changes to the ownership of the Bellevue site, and the subsequent requirements to negotiate new landowner access agreements and a revised FPP have had a significant impact on the ability of GSLM to undertake the intended exploration program, and resulted in extensive delays. Negotiations were only just finalised at the end of 2011.

GSLM has been unable to submit a drilling operations plan, however, has substantially completed such plans with the assistance of its drilling engineer over the past 12 months. One issue of particular note was GSLM’s work program application submitted to MRT during November 2011, to enable the hole at Bellevue to be cleaned out, and casing inserted which was rejected by the Department.

Earlier this year, Empire commissioned Global Exploration Services to perform an extensive review into existing seismic data captured by GSLM with concentrated efforts on Bellevue and Thunderbolt prospects. This extensive internal and third party analysis on existing geological data has defined reef structures within the Bellevue anticline. The final assessment yields more prospect probabilities, with the chance of success for the Bellevue Gondwana Prospect rated at 24% and the Bellevue Larapintine prospect chance to 22% demonstrating that the Bellevue well overall, has a reasonable chance of success.  The chance of success was also included for the Thunderbolt Gondwana prospect at 22% and reassessed for the Thunderbolt Larapintine prospect to 18% therefore also giving the Thunderbolt drill hole a reasonable chance of success.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

Tasmania and South Australia are already in recession, and Tasmania yields the highest unemployment rate of any State in Australia. This has been largely a result of a high dollar, high interest rates and significant local and Federal government spending cuts which have slowed Australia's economic growth in the latter half of 2011. We acknowledge that the last two years have presented significant challenges to manage limited resources within such a short timetable.

During 2011, the Minister proposed revoking EL14/2009. This caused considerable difficulties for GSLM and this uncertainty has inhibited significant progress toward achieving the company’s exploration objectives and licence conditions in a timely manner. Many stakeholders casted doubt over company maintaining its rights given the time taken for the Minister to deliver his decision and were reluctant to engage with GSLM due to political and licence risks.

GSLM was involved the public in a share float of the company under conditions laid out by the Tasmanian Government during 1998. This condition was met via a reverse takeover with Empire in 2005. Empire is presently listed on the Pink Sheets in the USA, with the company having more than 2,600 shareholders worldwide of which over 500 Tasmanian investors have maintained a controlling interest in the company. As agents of the shareholders of this company, we believe they deserve a fair and positive resolution to these issues.

In consideration of the above, GSLM believe that any decision by the Minister with intent to revoke, cancel or discontinue GSLM’s EL14/2009 would be another attempt by the Tasmanian Government to cause further setbacks disallowing progress of GSLM’s exploration and drilling program.

GSLM wish to draw to the Minister’s attention to the current matters before the Magistrates Court and those issues presently under investigation at the moment with the Industry Ombudsman. We strongly appeal to the Minister to consider the political, legal and commercial implications of any revocation, or cancellation of EL14/2009. There has been over 30 years of work and $64 million dollars put into scientifically establishing supporting evidence providing overwhelming justification for this company to continue to see this project through. With the current Tasmanian unemployment rate at 7.7 percent a project of this nature can only serve to create employment and economically benefit Tasmania. This can only be reached with the cooperation of the Tasmanian Government in allowing EL14/2009 to be extended for a further 3 year term.

May 2012

Great South Land Minerals Ltd

Application for Extension of Term (3 Years) Exploration Licence (EL) 14/2009

2.

REFERENCES

RPS Energy Report, 2008, Competent Person Report - An un-published prepared for Great South Land Minerals, Assets of GSLM ,Tasmania. 83 p.

Final Report 2009 - SEL 13/98, Great South Land Minerals Limited.

Annual Report 2011 - SEL 13/98, Great South Land Minerals Annual Report.

Annual Report 2012 - SEL 13/98, Great South Land Minerals Annual Report.

3.

APPENDICES

Appendix 1: Mineral Resources Tasmania E2 Form

Appendix 2: EL14/2009 June 2010 Quarterly Report

Appendix 3: EL14/2009 September 2010 Quarterly Report

Appendix 4: EL14/2009 December 2010 Quarterly Report

Appendix 5: EL14/2009 March 2011 Quarterly Report

Appendix 6: EL14/2009 June 2011 Quarterly Report

Appendix 7: EL14/2009 September 2011 Quarterly Report

Appendix 8: EL14/2009 December 2011 Quarterly Report

Appendix 9: EL14/2009 March 2012 Quarterly Report

Appendix 10: EL14/2009 April to 16 May 2012 Report

Appendix 11: EL14/2009 2011 Annual Report, May 2011 (excludes appendices)

Appendix 12: Exploration Program contained within original application – 7,513km2

12.A

Aims & Exploration Philosophy

12.B

Proposed Exploration Program & Proposed Expenditure Year 1-2

12.C

GSLM Seismic/Exploration Plan – Budget

Appendix 13: EL14/2009 2012 Annual Report, May 2012 (including appendices)

May 2012

Great South Land Minerals Ltd